Exhibit 99.1
RELEASE 8:00AM — JANUARY 18, 2006

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS A
19.5% INCREASE IN 2005 FOURTH QUARTER EARNINGS
Quarterly Cash Dividend Increased to $0.075 Per Common Share
Total Assets Surpass $28 Billion
Paramus, New Jersey, January 18, 2006 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today the results of its operations for the three-month period and year ended December 31, 2005.
Financial Highlights
•	Net income was $74.8 million for the fourth quarter of 2005, an increase of 19.5% as compared to the fourth quarter of 2004 and a 0.3% decrease as compared to the third quarter of 2005. Net income increased 15.4% to $276.1 million for 2005 from $239.3 million for 2004.

•	Basic and diluted earnings per common share were $0.13 for the fourth quarter of 2005 compared with $0.11 for the fourth quarter of 2004 and $0.13 for the third quarter of 2005. Basic and diluted earnings per common share were $0.49 and $0.48, respectively, for 2005 compared with basic and diluted earnings per common share of $0.41 and $0.40, respectively, for 2004. Earnings per share, dividends per share and share counts for quarterly and year-to-date periods prior to the second quarter of 2005 have been adjusted to reflect the 3.206 to 1 stock split effected as part of our second-step conversion in June 2005.

•	At its meeting yesterday, the Board of Directors declared a quarterly cash dividend of $0.075 per common share. The cash dividend is payable on March 1, 2006 to stockholders of record at the close of business on February 3, 2006.

•	Net interest income was $152.4 million for the fourth quarter of 2005, an increase of 20.5% as compared to the fourth quarter of 2004 and an increase of 0.1% as compared to the third quarter of 2005. Net interest income was $562.1 million for 2005, an increase of 15.9% from $485.0 million for 2004.

•	Our annualized return on average stockholders’ equity and annualized return on average assets for the fourth quarter of 2005 were 5.68% and 1.10%, respectively, compared with 17.98% and 1.27%, respectively, for the fourth quarter of 2004 and 5.56% and 1.15%, respectively, for the third quarter of 2005. Our return on average stockholders’ equity and return on average assets for 2005 were 7.52% and 1.14%, respectively, compared with 17.66% and 1.29%, respectively, for 2004.

•	Our net interest rate margin and net interest rate spread were 2.29% and 1.59%, respectively, for the fourth quarter of 2005 compared with 2.63% and 2.41%, respectively, for the fourth quarter of 2004 and 2.37% and 1.68%, respectively, for the third quarter of 2005. For 2005, our net interest rate margin and net interest rate spread were 2.35% and 1.84%, respectively, compared with 2.66% and 2.43%, respectively, for 2004.

•	Our efficiency ratio for the fourth quarter of 2005 was 21.94% compared with 23.90% for the fourth quarter of 2004 and 21.44% for the third quarter of 2005. Our efficiency ratio for 2005 was 22.40% compared with 23.60% for 2004.

•	Total loans increased $3.70 billion to $15.06 billion at December 31, 2005. This increase reflected purchases and originations of first mortgage loans of $3.68 billion and $2.07 billion, respectively, during 2005 compared with $3.12 billion and $1.38 billion, respectively, during 2004. First mortgage loans purchased and originated during the fourth quarter of 2005 were $1.05 billion and $617.9 million, respectively.

•	Non-performing loans as a percent of total loans were 0.13% as of December 31, 2005 compared with 0.19% as of December 31, 2004. The allowance for loan losses as a percent of non-performing loans was 141.84% as of December 31, 2005 compared with 126.44% as of December 31, 2004. We provided $65,000 to the allowance for loan losses and had a net recovery of $9,000 during 2005 compared with a provision of $790,000 and a net charge-off of $18,000 during 2004.

•	Borrowed funds increased $4.20 billion to $11.35 billion for the year ended December 31, 2005. The funds borrowed during the year 2005, totaling $5.13 billion, have maturities of ten years and initial call dates ranging from one to five years.
“In 2005 we completed one of the largest equity offerings ever raising approximately $3.93 billion, grew assets an additional $4.00 billion in our traditional thrift model, and continued to provide value to our shareholders through earnings and payment of dividends,” said Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer. “These results were achieved during a difficult interest rate environment where short-term interest rates increased to the same level as long-term rates, thus flattening the market yield curve. We anticipate this challenging interest rate environment will continue in 2006, but believe the capital we acquired from the highly successful second-step conversion will allow us to maintain the growth strategy employed during recent years, which we believe to be important to the operating success of this institution. We plan to grow assets during 2006 primarily through the origination and purchase of traditional fixed- and variable-rate first mortgage loans, funded by borrowed funds and customer deposits,” added Mr. Hermance.
Statement of Income Summary
Our results of operations depend primarily on net interest income, which, in part, is a direct result of the market interest rate environment. Net interest income is the difference between the interest income we earn on our interest-earning assets, primarily mortgage loans, mortgage-backed securities and investment securities, and the interest we pay on our interest-bearing liabilities, primarily time deposits, interest-bearing demand deposits and borrowed funds. Net interest income is affected by the shape of the market yield curve, the timing of the placement and repricing of interest-earning assets and interest-bearing liabilities on our balance sheet, and the prepayment rate on our mortgage-related assets. Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, government policies and actions of regulatory authorities. Our results are also affected by the market price of our stock, as the expense of certain of our employee stock compensation plans is related to the current price of our common stock.
Short-term market interest rates increased during 2005 following increases during the entirety of 2004. The Federal Open Market Committee of the Federal Reserve Bank (“FOMC”) increased the overnight lending rate 25 basis points at each of the regularly scheduled meetings beginning in June 2004 to the current rate of 4.25%. Intermediate-term market interest rates, those with maturities of two to five years, and long-term market interest rates, in particular the 10-year bond, also increased during the year 2005, but at a slower pace than short-term interest rates. The result of these market interest rate changes was a continued flattening of the market yield curve during 2005.
Our growth in interest income for the three-month period and year ended December 31, 2005 was primarily derived from the overall growth in our balance sheet, while the increase in interest expense reflected both the growth in our interest-bearing liabilities and increases in prevailing interest rates. The $25.9 million increase in the fourth quarter of 2005 and the $77.1 million increase during 2005 in our net interest income, when compared to the same periods in 2004, reflected the 39.0% and 31.3% growth, respectively, in the average balance of our total interest-earning assets over the prior year periods, as compared to the growth in the average balance of our total interest-bearing liabilities of 20.2% and 20.1%, over those same periods. This difference in the growth rates of interest-earning assets and interest-bearing liabilities, attributable to the completion of our second-step conversion and stock offering during 2005, offset the negative impact of the flattening market yield curve. Our net interest margin decreased 34 basis points when comparing the fourth quarter of 2005 with the same period in 2004 and 31 basis points when comparing full year 2005 to 2004, as our interest income, in general, reflects movements in long-term rates while our interest expense, in general, reflects movements in short-term rates.
We anticipate that short-term interest rates will continue to increase in 2006, as it is anticipated the FOMC will continue to increase the Fed funds rate at its current measured pace in the near term. We also anticipate long-term interest rates will increase at a similar rate, thus maintaining the flat market yield curve. The result of this potential market interest rate scenario, where the market yield curve remains flat, would have a negative impact on our results of operations and our net interest margin as the yields on our interest-earning assets and the costs of our interest-bearing liabilities will increase at a similar rate, thus maintaining the current narrow spread. In addition, our interest-bearing liabilities will reset to the current market interest rates faster than our interest-earning assets as our interest-bearing liabilities generally have shorter periods to reset than our interest-earning assets and our originated and purchased interest-earning assets generally have commitment periods of up to 90 days.
Total interest and dividend income for the three months ended December 31, 2005 increased $85.3 million, or 34.5%, to $332.3 million compared with $247.0 million for the three months ended December 31, 2004. This increase was primarily due to a $7.54 billion, or 39.0%, increase in the average balance of interest-earning assets to $26.89 billion for the three months ended December 31, 2005 from $19.35 billion for the three months ended December 31, 2004, reflecting our internally generated balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering. The increase in interest and dividend income due to the growth in average interest-earning assets was partially offset by a 17 basis point decrease in the annualized weighted-average yield on total average interest-earning assets to 4.94% for the fourth quarter of 2005 compared with 5.11% for the fourth quarter of 2004. This decrease in yield was primarily the result of a shift in our interest-earning asset mix to shorter-term investment securities and variable-rate mortgage loans to help manage our interest rate risk. More specifically, approximately $1.50 billion of the proceeds from our second-step conversion and stock offering were invested into agency discount notes with maturities ranging from one to six months. As of December 31, 2005, these agency discount notes have matured and the proceeds have been invested in government-sponsored agency bonds with step-up features or final maturities of two years or less, and mortgage loans.
The $38.6 million increase in interest and fees on mortgage loans was due to the growth in the average balance of $3.03 billion. The $26.6 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $2.62 billion, which reflected the investment into short-term securities of part of the net proceeds from the second-step conversion and stock offering. The $16.1 million increase in interest on mortgage-backed securities was primarily due to a $1.69 billion increase in the average balance reflecting increased purchases of adjustable-rate securities during 2005 and the investment of part of the net proceeds from the second-step offering.
Total interest and dividend income for year ended December 31, 2005 increased $263.9 million, or 28.8%, to $1.18 billion compared with $915.1 million for the year ended December 31, 2004. This increase was primarily due to a $5.72 billion, or 31.3%, increase in the average balance of interest-earning assets to $23.97 billion for the year ended December 31, 2005 from $18.25 billion for the year ended December 31, 2004, reflecting our internally generated balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering. The increase in interest and dividend income due to the growth in average interest-earning assets was partially offset by a 9 basis point decrease in the weighted-average yield on total average interest-earning assets to 4.92% for 2005 compared with 5.01% for 2004. This decrease in yield was primarily the result of a shift in our interest-earning asset mix to shorter-term investment securities and variable-rate mortgage loans.
The $149.4 million increase in interest and fees on mortgage loans for the full year 2005 was due to the growth in the average balance of $2.88 billion. The $71.9 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $1.83 billion, which reflected the investment of part of the net offering proceeds from the second-step conversion and stock offering. The $30.8 million increase in interest on mortgage-backed securities was primarily due to a $838.9 million increase in the average balance reflecting increased purchases of adjustable-rate securities during the year 2005 and the investment of part of the net offering proceeds from the second-step conversion and stock offering.
Total interest expense for the three months ended December 31, 2005 increased $59.4 million, or 49.3%, to $179.9 million compared with $120.5 million for the three months ended December 31, 2004. This increase was partially due to a $3.58 billion, or 20.2%, increase in the average balance of total interest-bearing liabilities to $21.33 billion for the three months ended December 31, 2005 compared with $17.75 billion for the corresponding period in 2004. The increase in the average balance of interest-bearing liabilities funded a portion of our asset growth. The increase in total interest expense was also due to a 65 basis point increase in the annualized weighted-average cost of total interest-bearing liabilities to 3.35% for the three-month period ended December 31, 2005 compared with 2.70% for the three-month period ended December 30, 2004, which reflected the growth and repricing of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2005.
The $35.3 million increase in interest expense on borrowed funds for the three months ended December 31, 2005 was due to an increase in the average balance of borrowed funds of $3.55 billion, which was primarily used to fund loan growth, and a 13 basis point increase in the annualized weighted-average cost. The $24.1 million increase in interest expense on interest-bearing deposits was due to an 86 basis point increase in the annualized weighted-average cost due to rising short-term interest rates experienced during

2005, including our customers shifting during 2005 to the higher costing time deposit accounts from the High Value Checking account product.
Total interest expense for the year ended December 31, 2005 increased $186.7 million, or 43.4% to $616.8 million compared with $430.1 million for the year ended December 31, 2004. This increase was partially due to a $3.35 billion, or 20.1%, increase in the average balance of total interest-bearing liabilities to $20.04 billion for the year ended December 31, 2005 compared with $16.69 billion for the corresponding period in 2004. The increase in the average balance of interest-bearing liabilities funded a portion of our asset growth. The increase in total interest expense was also due to a 50 basis point increase in the weighted-average cost of total interest-bearing liabilities to 3.08% for the year ended December 31, 2005 compared with 2.58% for the year ended December 31, 2004, which reflected the growth and repricing of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2005.
The $107.7 million increase in interest expense on borrowed funds for the year ended December 31, 2005 was due to an increase in the average balance of borrowed funds of $2.82 billion and a 9 basis point increase in the weighted-average cost. The $78.9 million increase in interest expense on interest-bearing deposits was due to a $526.8 million increase in the average balance of interest-bearing deposits and a 61 basis point increase in the weighted-average cost due to rising short-term interest rates experienced during 2005.
Net interest income for the three months ended December 31, 2005 increased $25.9 million, or 20.5%, to $152.4 million compared with $126.5 million for the corresponding period in 2004. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 1.59% for the fourth quarter of 2005 compared with 2.41% for the corresponding period in 2004. For the fourth quarter of 2005, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 2.29% compared with 2.63% for the corresponding 2004 period. Net interest income for the year ended December 31, 2005 increased $77.1 million, or 15.9%, to $562.1 million compared with $485.0 million for the corresponding period in 2004. Our net interest rate spread was 1.84% for 2005 compared with 2.43% for the corresponding period in 2004. For 2005, our net interest margin was 2.35% compared with 2.66% for the corresponding 2004 period.
The increase in our net interest income in both the three-month and annual periods reflected, in part, our overall internally generated balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering, partially offset by the increase in the costs of our deposits and borrowed funds. The decrease in the net interest rate spread and net interest margin was primarily due to the increase in the weighted-average cost of interest-bearing liabilities and the decrease in the weighted-average yield on our interest-earning assets. The increase in the cost of our interest-bearing liabilities reflected the rising short-term interest rate environment and the borrowing of funds with longer terms to initial reprice or maturity than in previous periods. The decrease in the yield on our interest-earning assets reflected the shift in our investment portfolio to shorter-term interest-earning assets by purchasing and originating a larger percentage of adjustable-rate mortgage loans and securities and purchasing agency discount notes with part of the proceeds from our second-step conversion and stock offering.
We did not provide for the allowance for loan losses during the three-month period ended December 31, 2005 as payment performance by borrowers remained strong during 2005, as evidenced by historically low loan delinquency rates across our portfolio. We provided $115,000 during the three-month period ended December 31, 2004. The provision for loan losses was $65,000 for the year ended December 31, 2005 compared to $790,000 for the year ended December 31, 2004. Net recoveries for the year 2005 were

$9,000 compared with net charge-offs of $18,000 for the corresponding 2004 period. The allowance for loan losses increased $74,000 to $27.4 million at December 31, 2005 compared with $27.3 million at December 31, 2004. The allowance for loan losses as a percent of total loans was 0.18% at December 31, 2005 compared with 0.24% at December 31, 2004. Non-performing loans at December 31, 2005 were $19.3 million compared with $21.6 million at December 31, 2004. The ratio of non-performing loans to total loans was 0.13% at December 31, 2005 compared with 0.19% at December 31, 2004. The ratio of allowance for loan losses to total non-performing loans was 141.84% at December 31, 2005 compared with 126.44% at December 31, 2004.
Total non-interest income for the three months ended December 31, 2005 was $1.5 million compared with $4.1 million for the corresponding 2004 period. Total non-interest income for the year ended December 31, 2005 was $8.0 million compared with $16.6 million for the corresponding 2004 period. These decreases in total non-interest income reflected decreases in gains on securities transactions, net, as no sales of securities occurred during the second, third or fourth quarters of 2005.
Total non-interest expense for the three months ended December 31, 2005 and 2004 was $33.8 million and $31.2 million, respectively, which primarily reflected increases in net occupancy expense and employee compensation. Our efficiency ratio for the three months ended December 31, 2005, determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, was 21.94% compared with 23.90% for the corresponding 2004 period. Our annualized ratio of non-interest expense to average total assets for the three months ended December 31, 2005 was 0.50% compared with 0.63% for the corresponding period in 2004.
Total non-interest expense for the year ended December 31, 2005 and 2004 was $127.7 million and $118.3 million, respectively, which primarily reflected increases in net occupancy expense and employee compensation. Our efficiency ratio for the year ended December 31, 2005 was 22.40% compared with 23.60% for the corresponding 2004 period. Our ratio of non-interest expense to average total assets for the year ended December 31, 2005 was 0.53% compared with 0.64% for the corresponding period in 2004.
Income tax expense for the three months ended December 31, 2005 was $45.3 million compared with $36.7 million for the corresponding 2004 period. Our effective tax rate for the three months ended December 31, 2005 and 2004 was 37.72% and 36.96%, respectively. Income tax expense for the year ended December 31, 2005 was $166.3 million compared with $143.1 million for the corresponding 2004 period. Our effective tax rate for the years ended December 31, 2005 and 2004 was 37.60% and 37.43%, respectively. These increases in the amount of income tax expense were primarily due to increases in income before income tax. Our effective tax rate may increase approximately 2% beginning in 2006 if a proposed change to New Jersey state tax regulations regarding the deductibility of dividends received from a real estate investment trust subsidiary is enacted.
Statement of Financial Condition Summary
Total assets increased $7.93 billion, or 39.4%, to $28.08 billion at December 31, 2005 from $20.15 billion at December 31, 2004, due to our internally generated growth and the receipt of the net offering proceeds from our second-step conversion and stock offering. The increase in total assets reflected a $3.70 billion increase in loans; a $2.57 billion increase in total investment securities and a $1.53 billion increase in total mortgage-backed securities.
The increase in loans reflected purchases and originations of first mortgage loans of approximately $3.68 billion and $2.07 billion, respectively, during the year ended December 31, 2005 compared with $3.12 billion and $1.38 billion, respectively, for the corresponding period in 2004. Of the first mortgage loans originated and purchased during the year 2005, approximately 35.0% were variable-rate loans. Loan originations and purchases were exclusively in one- to four-family mortgage loans. Purchased mortgage loans allow us to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model. At December 31, 2005, we are committed to purchase and originate $715.4 million and $260.8 million, respectively, of first mortgage loans, which are expected to settle during the first quarter of 2006.
The increase in total investment securities reflected purchases of securities with step-up features, where the rate resets at predetermined intervals, and securities with final maturity dates of two years or less, primarily from the proceeds received from our second-step conversion and stock offering. The increase in total mortgage-backed securities reflected purchases of approximately $3.28 billion. Of the mortgage-backed securities purchased, approximately 93.1% were adjustable-rate or hybrid instruments. All of our mortgage-backed securities are directly or indirectly insured or guaranteed by a government or government-sponsored agency. At December 31, 2005, we are committed to purchase $452.5 million of when-issued mortgage-backed securities, which are expected to settle during the first quarter of 2006.
Total liabilities increased $4.13 billion, or 22.0%, to $22.87 billion at December 31, 2005 from $18.74 billion at December 31, 2004. The increase in total liabilities primarily reflected a $4.20 billion increase in borrowed funds, partially offset by a $94.0 million decrease in deposits. The increase in borrowed funds was the result of securing $5.13 billion of new borrowings with initial reprice dates ranging from one to five years and final maturities of ten years. Of total borrowed funds, $7.90 billion are pursuant to reverse repurchase agreements and $3.45 billion are advances from the Federal Home Loan Bank. Total deposits decreased $94.0 million during the year ended December 31, 2005 reflecting the consolidation of the $145.8 million deposit of Hudson City, MHC, which was added to our capital, and the use of approximately $229.9 million of customer deposits to purchase stock during our second-step stock offering.
We plan to grow our assets in 2006 primarily through the origination and purchase of mortgage loans, while purchasing investment and mortgage-backed securities as a supplement to our investments in mortgage loans. During the fourth quarter of 2005, total loans increased $1.24 billion and total mortgage-backed securities increased $191.4 million. We also plan that approximately half of the growth in interest-earning assets will be short-term or variable-rate in nature, in order to assist in the management of our interest rate risk. We consider a loan or security to be variable rate if there exists a contractual rate adjustment during the life of the instrument, including those variable-rate mortgage-related assets with three-, five- or ten-year initial fixed-rate periods.
The primary funding for our asset growth is expected to come from customer deposits and borrowed funds, using the funding source that is most reasonably priced given the overall market interest rate conditions. During the fourth quarter of 2005, borrowed funds increased $1.60 billion and total deposits increased $1.9 million. In the second half of 2005, we experienced extreme competitive pricing of short-term deposits in the New York metropolitan market. During this period, wholesale borrowing costs were more economical and reflective of current rates. We expect this condition to continue in the first six months of 2006. We plan that the funds borrowed will primarily have initial non-call periods of one to five years and final maturities of ten years in order to extend the maturity of our liabilities and assist in the management of our interest rate risk. We intend to grow customer deposits by continuing to offer desirable products at competitive, but prudent rates and by opening new branch offices. We opened three branch offices in Suffolk County, NY and two branch offices in Richmond County (Staten Island), NY during 2005. We will continue to explore branch expansion opportunities in market areas that present significant opportunities for our traditional thrift business model and intend to expand our branch network by ten to fifteen branches annually.
Total stockholders’ equity increased $3.80 billion to $5.20 billion at December 31, 2005 from $1.40 billion at December 31, 2004. The increase in stockholders’ equity was primarily due to the net offering proceeds of $3.80 billion, a $145.8 million increase due to the consolidation of Hudson City, MHC into Hudson City Bancorp, and net income of $276.1 million for 2005. Also increasing stockholders’ equity was a $2.8 million increase due to the exercise of stock options, a $9.4 million permanent tax benefit due to the exercise of stock options and the vesting of employee stock benefit plans, and an $11.9 million increase due to the commitment of shares for our employee stock benefit plans. These increases to stockholders’ equity were partially offset by cash dividends declared and paid to common stockholders of $102.1 million, purchases of 15,719,223 shares for our employee stock ownership plan at an aggregate cost of $189.3 million, and purchases of 9,119,768 shares of treasury stock at a aggregate cost of $107.5 million. Further decreasing stockholders’ equity were purchases of 115,839 shares of common stock for our recognition and retention plan at an aggregate cost of $1.3 million and a $54.4 million further increase in our accumulated other comprehensive loss primarily due to higher market interest rates decreasing the market value of our available for sale portfolio.
In October 2005, a sixth stock repurchase plan was approved to repurchase up to 29,880,000 shares, or approximately five percent of the then outstanding common stock. The fifth repurchase plan was terminated upon approval of the sixth plan. As of December 31, 2005, 21,017,000 shares are available for repurchase under this program. At December 31, 2005, our stockholders’ equity to asset ratio was 18.53% and our year-to-date average stockholders’ equity to asset ratio was 15.10%. At December 31, 2005, our stockholders’ equity per common share, using the period-end share count of outstanding shares, less purchased but unallocated employee stock ownership plan shares and less purchased but unvested management plan shares, was $9.44.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates a total of 90 branch offices, with 84 branches in New Jersey, 4 branches in Suffolk County, NY and 2 branches in Richmond County (Staten Island), NY. Hudson City Savings currently has 1,108 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations.

TABLES FOLLOW
Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	December 31,	December 31,
	2005	2004
	(Unaudited)
	(In thousands)
Assets:
Cash and due from banks	$97,672	$122,483
Federal funds sold	4,587	45,700

Total cash and cash equivalents	102,259	168,183
Investment securities held to maturity	1,534,216	1,334,249
Investment securities available for sale	3,962,511	1,594,639
Federal Home Loan Bank of New York stock	226,962	140,000
Mortgage-backed securities held to maturity	4,389,864	3,755,921
Mortgage-backed securities available for sale	2,520,633	1,620,708
Loans	15,062,449	11,363,039
Deferred loan costs (fees)	1,653	(8,073)
Allowance for loan losses	(27,393)	(27,319)

Net loans	15,036,709	11,327,647
Foreclosed real estate, net	1,040	878
Accrued interest receivable	140,723	97,490
Banking premises and equipment, net	49,132	36,399
Other assets	111,304	69,867

Total Assets	$28,075,353	$20,145,981

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$10,941,258	$11,059,798
Noninterest-bearing	442,042	417,502

Total deposits	11,383,300	11,477,300
Borrowed funds	11,350,000	7,150,000
Accrued expenses and other liabilities	140,577	115,797

Total liabilities	22,873,877	18,743,097

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 588,905,543 shares outstanding at December 31, 2005; 596,777,836 shares outstanding at December 31, 2004 (1)	7,415	7,415
Additional paid-in capital (1)	4,533,329	565,403
Retained earnings	1,759,492	1,588,792
Treasury stock, at cost; 152,561,012 shares at December 31, 2005 and 144,688,719 shares at December 31, 2004 (1)	(798,232)	(696,812)
Unallocated common stock held by the employee stock ownership plan	(234,264)	(47,552)
Unearned common stock held by the recognition and retention plan	(2,815)	(5,267)
Accumulated other comprehensive loss, net of tax	(63,449)	(9,095)

Total stockholders’ equity	5,201,476	1,402,884

Total Liabilities and Stockholders’ Equity	$28,075,353	$20,145,981

(1)	All prior share data, the balance in the common stock account and the balance in the additional paid-in capital account have been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended December 31,
	2005	2004
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$189,217	$150,566
Interest and fees on consumer and other loans	3,225	2,305
Interest on mortgage-backed securities held to maturity	49,099	42,232
Interest on mortgage-backed securities available for sale	26,798	17,539
Interest on investment securities held to maturity	18,632	15,534
Interest and dividends on investment securities available for sale	40,772	17,230
Dividends on Federal Home Loan Bank of New York stock	2,363	963
Interest on federal funds sold	2,192	610

Total interest and dividend income	332,298	246,979

Interest Expense:
Interest on deposits	83,472	59,360
Interest on borrowed funds	96,441	61,094

Total interest expense	179,913	120,454

Net interest income	152,385	126,525

Provision for Loan Losses	—	115

Net interest income after provision for loan losses	152,385	126,410

Non-Interest Income:
Service charges and other income	1,476	1,279
Gains on securities transactions, net	—	2,832

Total non-interest income	1,476	4,111

Non-Interest Expense:
Compensation and employee benefits	21,472	19,846
Net occupancy expense	5,482	4,247
Federal deposit insurance assessment	421	416
Computer and related services	663	556
Other expense	5,721	6,158

Total non-interest expense	33,759	31,223

Income before income tax expense	120,102	99,298

Income Tax Expense	45,298	36,699

Net income	$74,804	$62,599

Basic Earnings Per Share (1)	$0.13	$0.11

Diluted Earnings Per Share (1)	$0.13	$0.11

Weighted Average Number of Common Shares Outstanding (1):
Basic	555,860,264	572,647,051

Diluted	569,088,786	588,042,064

(1)	All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Years
	Ended December 31,
	2005	2004
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$689,435	$539,966
Interest and fees on consumer and other loans	10,786	8,650
Interest on mortgage-backed securities held to maturity	182,309	174,596
Interest on mortgage-backed securities available for sale	90,754	67,739
Interest on investment securities held to maturity	72,582	41,435
Interest and dividends on investment securities available for sale	118,635	77,879
Dividends on Federal Home Loan Bank of New York stock	9,394	3,213
Interest on federal funds sold	5,013	1,580

Total interest and dividend income	1,178,908	915,058

Interest Expense:
Interest on deposits	293,736	214,813
Interest on borrowed funds	323,038	215,253

Total interest expense	616,774	430,066

Net interest income	562,134	484,992

Provision for Loan Losses	65	790

Net interest income after provision for loan losses	562,069	484,202

Non-Interest Income:
Service charges and other income	5,267	5,128
Gains on securities transactions, net	2,740	11,429

Total non-interest income	8,007	16,557

Non-Interest Expense:
Compensation and employee benefits	83,211	79,195
Net occupancy expense	20,211	16,035
Federal deposit insurance assessment	1,656	1,644
Computer and related services	2,498	2,041
Other expense	20,127	19,433

Total non-interest expense	127,703	118,348

Income before income tax expense	442,373	382,411

Income Tax Expense	166,318	143,145

Net income	$276,055	$239,266

Basic Earnings Per Share (1)	$0.49	$0.41

Diluted Earnings Per Share (1)	$0.48	$0.40

Weighted Average Number of Common Shares Outstanding (1):
Basic	567,789,397	576,621,209

Diluted	581,063,426	593,000,573

(1)	All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended December 31,
	2005			2004
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$13,878,363	$189,217	5.45%	$10,852,403	$150,566	5.55%
Consumer and other loans	220,228	3,225	5.86	155,609	2,305	5.93
Federal funds sold	219,837	2,192	3.96	130,398	610	1.86
Mortgage-backed securities at amortized cost	6,835,732	75,897	4.44	5,153,345	59,771	4.64
Federal Home Loan Bank of New York stock	194,709	2,363	4.85	140,000	963	2.75
Investment securities at amortized cost	5,541,857	59,404	4.29	2,919,822	32,764	4.49

Total interest-earning assets	26,890,726	332,298	4.94	19,351,577	246,979	5.11

Noninterest-earnings assets	314,632			343,763

Total Assets	$27,205,358			$19,695,340

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$823,245	2,054	0.99	$927,984	2,317	0.99
Interest-bearing demand accounts	3,800,369	29,314	3.06	4,114,918	25,264	2.44
Money market accounts	363,187	1,090	1.19	569,357	1,373	0.96
Time deposits	5,973,680	51,014	3.39	5,321,501	30,406	2.27

Total interest-bearing deposits	10,960,481	83,472	3.02	10,933,760	59,360	2.16
Borrowed funds	10,367,608	96,441	3.69	6,819,565	61,094	3.56

Total interest-bearing liabilities	21,328,089	179,913	3.35	17,753,325	120,454	2.70

Noninterest-bearing liabilities:
Noninterest-bearing deposits	442,628			412,732
Other noninterest-bearing liabilities	164,106			136,463

Total noninterest-bearing liabilities	606,734			549,195

Total liabilities	21,934,823			18,302,520
Stockholders’ equity	5,270,535			1,392,820

Total Liabilities and Stockholders’ Equity	$27,205,358			$19,695,340

Net interest income/net interest rate spread (2)		$152,385	1.59%		$126,525	2.41%

Net interest-earning assets/net interest margin (3)	$5,562,637		2.29%	$1,598,252		2.63%

Ratio of interest-earning assets to interest-bearing liabilities			1.26x			1.09x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Years Ended December 31,
	2005			2004
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$12,656,118	$689,435	5.45%	$9,783,953	$539,966	5.52%
Consumer and other loans	185,320	10,786	5.82	144,621	8,650	5.98
Federal funds sold	236,288	5,013	2.12	124,755	1,580	1.27
Mortgage-backed securities at amortized cost	6,218,312	273,063	4.39	5,379,439	242,335	4.50
Federal Home Loan Bank of New York stock	169,781	9,394	5.53	150,104	3,213	2.14
Investment securities at amortized cost	4,503,416	191,217	4.25	2,671,263	119,314	4.47

Total interest-earning assets	23,969,235	1,178,908	4.92	18,254,135	915,058	5.01

Noninterest-earnings assets	324,004			334,712

Total Assets	$24,293,239			$18,588,847

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$980,707	9,709	0.99	$942,486	9,359	0.99
Interest-bearing demand accounts	4,124,359	118,530	2.87	3,575,468	79,750	2.23
Money market accounts	469,254	5,172	1.10	593,426	5,681	0.96
Time deposits	5,546,364	160,325	2.89	5,482,554	120,023	2.19

Total interest-bearing deposits	11,120,684	293,736	2.64	10,593,934	214,813	2.03
Borrowed funds	8,917,089	323,038	3.62	6,098,282	215,253	3.53

Total interest-bearing liabilities	20,037,773	616,774	3.08	16,692,216	430,066	2.58

Noninterest-bearing liabilities:
Noninterest-bearing deposits	437,790			415,905
Other noninterest-bearing liabilities	148,523			125,929

Total noninterest-bearing liabilities	586,313			541,834

Total liabilities	20,624,086			17,234,050
Stockholders’ equity	3,669,153			1,354,797

Total Liabilities and Stockholders’ Equity	$24,293,239			$18,588,847

Net interest income/net interest rate spread (2)		$562,134	1.84%		$484,992	2.43%

Net interest-earning assets/net interest margin (3)	$3,931,462		2.35%	$1,561,919		2.66%

Ratio of interest-earning assets to interest-bearing liabilities			1.20x			1.09x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	At December 31, 2005, the weighted-average rate on our outstanding interest-earning assets, other than our FHLB stock, was as follows: first mortgage loans, 5.64%, consumer and other loans, 5.81%, federal funds sold, 4.25%, mortgage-backed securities, 4.75%, investment securities, 4.37%. At December 31, 2005, the weighted-average rate on our outstanding interest-bearing liabilities was as follows: savings accounts, 0.98%, interest-bearing demand accounts, 3.19%, money market accounts, 1.14%, time deposits, 3.51%, borrowed funds, 3.72%.

Hudson City Bancorp, Inc. and Subsidiary
Selected Performance Ratios (1)

	For the Three Months
	Ended December 31,
	2005	2004
Return on average assets	1.10%	1.27%
Return on average stockholders’ equity	5.68	17.98
Net interest rate spread	1.59	2.41
Net interest margin	2.29	2.63
Non-interest expense to average assets	0.50	0.63
Efficiency ratio (2)	21.94	23.90
Dividend payout ratio (3)	53.85	53.64
Cash dividends paid per common share (3)	$0.07	$0.059

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

(3)	All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

	For the Years
	Ended December 31,
	2005	2004
Return on average assets	1.14%	1.29%
Return on average stockholders’ equity	7.52	17.66
Net interest rate spread	1.84	2.43
Net interest margin	2.35	2.66
Non-interest expense to average assets	0.53	0.64
Efficiency ratio (2)	22.40	23.60
Dividend payout ratio (3)	54.69	53.17
Cash dividends paid per common share (3)	$0.268	$0.218

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

(3)	All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Selected Financial Ratios

	At or For The	At or For The
	Period Ended	Period Ended
	December 31,	December 31,
	2005	2004
Asset Quality Ratios:

Non-performing loans to total loans	0.13%	0.19%
Non-performing assets to total assets	0.07	0.11
Allowance for loan losses to non-performing loans	141.84	126.44
Allowance for loan losses to total loans	0.18	0.24

Capital Ratios:

Average stockholders’ equity to average assets	15.10%	7.29%
Stockholders’ equity to assets	18.53	6.96
Book value per common share	$9.44	$7.85

Regulatory Capital Ratios:

Bank:

Tangible capital	14.68%	6.36%
Leverage (core) capital	14.68	6.36
Total risk-based capital	41.31	17.49
Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

December 31,
2005
Total stockholders’ equity at (thousands)	$5,201,476

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(152,561,012)

Shares outstanding	588,905,543
Unallocated ESOP shares	(37,525,195)
Unvested RRP shares	(634,582)

Book value shares	550,745,766

Book value per share	$9.44

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